Exhibit 99.1

ALDILA, INC.

Moderator: Peter Mathewson

March 11, 2010

4:00 pm CT

Operator:  Thank you for standing by and welcome to the fourth quarter and year-end 2009 conference call for Aldila. This call is being recorded.

Now at this time, I’d like to turn the conference over to Peter Mathewson, Chairman and Chief Executive Officer. Mr. Mathewson, please go ahead.

Peter Mathewson:  Good afternoon. I’m Pete Mathewson, Chairman and CEO of Aldila, Incorporated. Welcome to a review of Aldila’s 2009 fourth quarter and year end financial report.

Also with me here today are Bob Cierzan, Senior Vice President, Composite Materials and Scott Bier, our Chief Financial Officer.

Following my brief commentary, the line will be open for your questions. I want to remind you the content of today’s audiocast may contain time sensitive information that is accurate only as of the time and date of this live broadcast at 2:00 pm Pacific Standard Time on March 11, 2020.

Aldila’s actual performance results are subject to risks and uncertainties that may differ from any forward-looking statements that may be included in this audiocast. The public filings of our annual report on Form 10-K and Form 10-Q quarterly reports contain detailed discussions of the principal risks and uncertainties related to our future operations and should be considered in conjunction of today’s discussion.

This call is the property of Aldila, Incorporated. The redistribution, retransmission or rebroadcast of today’s call in any form without the express written consent of Aldila, Incorporated is strictly prohibited.

Aldila reported net sales of 14.7 million and net income of 1 million or 19 cents income per share for the three months ended December 31, 2009.

In the comparable 2008 fourth quarter the company had net sales of 11.5 million and a net loss of 1.3 million or a loss of 26 cents per share. For the year ended December 31, 2009 net sales were 49.8 million and a net loss of 243,000 or a loss of 5 cents per share as compared to net sales of 53.6 million and a net loss of a 2-1/2 million or a loss of 48 cents per share for the year ended December 31, 2008.

Our golf sales rose 21% in the fourth quarter of 2009 versus the fourth quarter of 2008 on a 20% increase in golf units shipped. Our average selling price was flat for the quarter. The company benefited by a positive mix change during the quarter. This positive mix change coupled with increased manufacturing efficiency and lower manufacturing costs were contributors that drove increases in gross profit and gross margins during the fourth quarter 2009 versus fourth quarter of 2008.

During the fourth quarter, we saw the positive effects of our reduced manufacturing cost structure after the closing of our Mexico factory and the increase in production volumes running through our two Asian facilities. Our composite materials business continued to gain strength during the fourth quarter of 2009 with sales increasing by 76% versus the comparable quarter last year.

In the fourth quarter, we experienced a steady increase in business activity. Golf shipments and incoming orders were strong. Our golf customers appear cautiously optimistic that 2010 will be somewhat of a recovery year and we are certainly seeing OEMs returning to historical ordering patterns at this time.

This has been fueled by relatively low inventory levels in the distribution channels and a broad array of new product offerings. Initial retail sell in appears to be good. However, the uncertainty lies with the sell through. It is dependent on the mindset of the golf consumer whether they return to purchasing new clubs in enough numbers to continue to pull products through the channels.

While 2009 was as challenging a year as any of us can remember, we are pleased with our results as we certainly fared better than most in our industry. During the year we had two notable achievements. We grew our market share and we finished the year as the number one wood shaft manufacturer on the PGA and nationwide tours.

Our golf sales were off 7% for the year ended 2009 as compared to 2008 on a decrease of golf shaft units shipped of 6%. Our average selling price decreased by 2% for the year ended 2009 as compared to 2008. Our composite material sales decreased by 6% for the year ended 2009 as compared to 2008.

Our ending backlog as of December 31, 2009 was 10.6 million as compared to 8.6 million as of December 31, 2008. We had a tight control on our spending during the year and reduced our selling, general and administrative expense by 20% for the year ended 2009 as compared to 2008, which helped us to pay down our debt by 4.7 million during 2009.

We will maintain tight cost controls in 2010 as well and anticipate annual savings of 400,000-500,000 moving the company’s stock listing from the NASDAQ to the OTCQX Premier with the company no longer being an SEC registrant. The savings will primarily come from a reduction in corporate expense associated with being a public company.

Aldila enjoyed a tremendous year on the professional tours during 2009. We won the Grand Slam of Shafts by winning the wood and hybrid shaft count at every major championship. In addition, Aldila was the most popular wood and hybrid shaft at every world golf championship event and for the second year in a row the leading wood and hybrid shaft at every FedEx Cup playoff event.

We had more total wood shafts in play on the PGA Tour than any other graphite shaft manufacturer and nearly twice as many hybrid shafts in play according to the Darrell Survey Company. The Aldila NV, VS Proto and DVS shafts continue to be very popular on tour as does our latest offering, the Voodoo, which continues to be among the top shafts in play each week.

The new Aldila Rip also continues to grow in popularity and has already been used to win multiple events. In January at the PGA Show we launched our new NV Voodoo and Voodoo hybrid shafts. The new NV Voodoo has the same ball lift and characteristics, which made the NV one of the most successful shafts in history and features our new S core technology to even further enhance performance.

We also unveiled our new En Fuego series of shafts, which consists of Wasabi, Habanero and Serrano, which are all designed with higher balance points to maximize the performance of today’s modern club design. Each shaft in the series offers distinct different launch profiles and incorporates our patent pending micro laminate technology for optimum feel.

Each of these new shaft offerings is being used in major club manufacturer product options in both stock and custom configurations. Later this year we will also be launching our new Rip shaft. The Rip incorporates our new patent pending Rip technology and is already enjoying considerable success on tour.

There is strong interest in it for the new club programs among our OEM partners who believe the Rip will be another great platform offering a new unique technology, which we can use to build a full range of products.

Thank you for participating in the call. We’ll open the line up Duane now for questions.

Operator:  Very good. If you’d like to ask a question, you’re welcome to do so by pressing the star key followed by the digit 1. Make sure your phone is off mute. Again that is star, 1.

Our first question will come from Hank Miller with RPC Wealth Management.

Hank Miller:  Hey Pete. Good to hear you again and it’s great to see you back on top. Had a quick question and that is what about overseas markets? Do you have any penetration really into say the Chinese markets? I hear there is a lot more golf going on there. And other places besides just the US?

Peter Mathewson:  We don’t participate there really directly, Hank. The way we look at it is the job to penetrate those markets is really up to our club partners. They’re going at it as you have been able to read in quite a few publications and newspaper articles into India, into Japan, into a lot of emerging golf markets. As they sell more clubs they’re going to need more Aldila shafts.

Hank Miller:  What do you see going on there? Have you got any thoughts as to how that market is evolving at this point?

Peter Mathewson:  Well, we see it as a new market but it’s going to be probably fairly slow growth. It’s coming off a very small base in each country as far as the number of golfers.

Hank Miller:  I got you. Okay. Thanks. Well, congratulations on a great quarter.

Peter Mathewson:  Thanks Hank.

Operator:  As a reminder it is star 1 if you’d like to ask a question. Our next question will come from Casey Alexander with Gilford Securities.

Casey Alexander:  Hi Pete.

Peter Mathewson:  Hey Casey.

Casey Alexander:  Well, I think you may be the only golf company that reported a profit for the fourth quarter so I don’t normally say congratulations on a great quarter but I’m going to say it this time.

Really, that’s great work. Did you generate - how much cash did you generate in the fourth quarter or did you actually use some cash in building inventory for the beginning of the year.

Peter Mathewson:  Hold on. Let me dig this up.

Scott Bier:  Hey Casey. This is Scott Bier. I don’t have the fourth quarter numbers right in front of me on the cash flow but we did generate cash. We did generate cash in the quarter and we had a CapEx of 160 and our depreciation in the quarter was about 450. I don’t have the actual cash generated by operations though for the fourth quarter.

Casey Alexander:  But it was positive?

Scott Bier:  Yes it was positive.

Peter Mathewson:  Inventory was (70).

Casey Alexander:  That’s great. Did you give an estimate of how much you expect to save in costs by delisting?

Peter Mathewson:  400 to 500,000.

Casey Alexander:  Okay. All right and that basically drops right to the bottom line or is that kind of a pre-tax number?

Scott Bier:  Yes Casey, that’s a pre-tax number. And that will be on an annual basis. We’re not quite there yet. We have to still file our 10-K with the SEC and then once we finally get done filing SEC reports we’ll be able to recognize that annual savings on a go forward basis.

Casey Alexander:  Does that spread kind of evenly quarter to quarter or is there a bulge in there somewhere?

Scott Bier:  I would say it’s probably more going to be in the first half where most of your audit work is done when they’re auditing year end numbers.

Casey Alexander:  Right. Okay. All right. Well, that’s all I wanted to know but hey, that’s a good job. Way to go guys.

Peter Mathewson:  Thanks Casey.

Operator:  At this time, the queue is opened. As a reminder for additional or follow up questions, it is star 1. We’ll pause just a moment.

There are no further questions. At this time I’d like to turn the conference to Peter Mathewson for additional or closing comments.

Peter Mathewson:  Thank you for participating in our fourth quarter 2009 conference call and we look forward to speaking with you during our first quarter 2010 call. Good-bye.

Operator:  Again this does conclude today’s conference call. Thank you for your participation.

END